EXHIBIT 10.3

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made and entered into as of May 22, 2002, by and between SYMMETRICOM, INC., a Delaware corporation (the “Company”), and ERIK VAN DER KAAY (“Executive”) to be effective as of the Effective Time (as defined below).

W I T N E S S E T H:

WHEREAS, Executive has served as the Chairman and Chief Executive Officer of Datum, Inc. (“Dco”), which will be merged into a wholly owned subsidiary of the Company in a reverse triangular merger (the “Acquisition”) pursuant to a Merger Agreement dated May 22, 2002 (the “Merger Agreement”) by and among the Company, Datum, Inc. and Dublin Acquisition Subsidiary, Inc. effective as of the Effective Time (as that term is defined under the Merger Agreement) (the “Effective Time”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders for Executive to resign as Dco’s Chairman and Chief Executive Officer as of the Effective Time, and to become the Chairman of the Board of the Company, and Executive desires to accept such position; and

WHEREAS, Executive, Dco and the Company have agreed to terminate Executive’s services as Chairman and Chief Executive Officer of Dco as of the Effective Time;

WHEREAS, the parties hereto wish to enter into this Agreement to set forth the terms and conditions of Executive’s future services for the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.    Resignation as Dco Chairman and Chief Executive Officer and Service as Chairman of the Company Thereafter. As of the Effective Time, Executive has voluntarily and irrevocably resigned as Dco’s Chairman and Chief Executive Officer, and hereby agrees to serve as the Chairman of the Board of Directors of the Company in accordance with and subject to the applicable provisions of the Company’s By-Laws and Delaware General Corporation Law. Executive acknowledges that his services as Chairman of the Board or otherwise as a director or consultant shall not constitute “employment” by the Company.

2.    Compensation.

(a)    The Company shall compensate Executive for his services as Chairman of the Board at the rate of $200,000 per annum, payable on a monthly basis, and shall reimburse Executive for the premium cost of continued coverage under the Company’s group health under COBRA for Executive and his family for a period of twelve months following the Effective Time, provided Executive has properly elected such continuation coverage and remains eligible therefor. Executive shall not be eligible to participate in any Company executive bonus or other bonus programs, profit sharing plan or management incentive plan, or other benefit plans or programs for employees.

(b)    Executive shall be entitled to an automatic grant of an option to purchase 10,000 shares of common stock of the Company on the date he first becomes a member of the Board pursuant to the provisions of the Company’s 1999 Director Stock Option Plan, and shall be eligible for additional grants of options subject to and in accordance with the provisions of such plan.

(c)    Company options and restricted stock issued to Executive in substitution for Dco options and restricted stock pursuant to the Acquisition shall continue to vest and be exercisable during the period that Executive continues to render services to the Company as a director or consultant.

(d)    If Executive incurs reasonable expenses while providing services to the Company hereunder, he shall be entitled to reimbursement in accordance with the Company’s standard policies.

(e)    Upon termination of Executive’s service as a member of the Board for any reason other than death or disability, the Company shall pay Executive in consideration of Executive’s covenants under Section 3 $200,000 per annum (or portion thereof) payable on a monthly basis for the period (the “Consulting Period”) equal to the difference between five years and that number of years (or portion thereof) that Executive served as Chairman. Notwithstanding the foregoing, the Company shall have no liability for income, employment or excise taxes that may be imposed on any payment or benefit provided by the Company to Executive pursuant to this Agreement, and Executive shall indemnify the Company against any liability therefor.

3.    Covenants.

(a)    For the Consulting Period, Executive agrees that, without the prior express written consent of the Company, Executive shall not, anywhere in the world, for his own benefit or for, with or through any other person, firm, partnership, corporation or other entity or individual (other than the Company or its affiliates) as or in the capacity of an owner, shareholder, employee, consultant, director, officer, trustee, partner, agent, independent contractor and/or in any other representative capacity or otherwise:

(i)    directly or indirectly, induce or attempt to induce any employee of the Company or its subsidiaries to terminate his or her employment for the purpose of accepting employment with any employer other than the Company, its subsidiaries, or an entity formed by or with the participation of the Company (provided that in the case of any such entity formed by or with the participation of the Company the hiring of any such employee by such entity is approved, either on an individual employee basis or a general basis by which it is acknowledged that such entity may hire employees of the Company or its subsidiaries, by the Company’s Board of Directors or Chief Executive Officer), nor, during the two (2) year period following the Consulting Period, directly or indirectly hire (A) any employee of the Company or its subsidiaries at the time of such hiring or (B) any former employee of the Company or its subsidiaries who had such relationship within six (6) months prior to the date of such hiring, it being understood that nothing herein shall prohibit Executive from serving as and providing a reference for any such employee or former employee;

(ii)    personally (or personally direct another to) make or publish any statement (orally or in writing) to a current or prospective client of the Company or its affiliates or any other entity with whom the Company has a collaboration, strategic partnership, joint venture or other similar relationship (collectively, a “Customer Entity”) that would libel, slander, disparage, denigrate or ridicule the Company or any of its affiliates;

(iii)    personally (or personally direct another to) solicit any Customer Entity to purchase a product competitive with a product marketed by or under development at the Company; or

(iv)    engage, directly or indirectly, in any other business activity that is competitive with, or places him in a competing position to that of, the Company or its affiliates (provided that Executive may own less than five percent of the outstanding securities of any publicly traded corporation). Executive acknowledges that the payments to which he is otherwise entitled under Section 2(e) of the Agreement are in consideration of his obligations under this Section 3(a)(iv) and agrees to provide the Company with prior written notice of any business activity in which Executive proposes to engage during the term of his obligations under this Section 3(a)(iv).

(b)    For the Consulting Period, Executive agrees to provide consulting services to the Company upon reasonable request. In connection with Executive’s duties as a director (whether or not as Chairman) and/or consultant he agrees to be available up to 25% of a normal executive’s time to perform his duties. While Executive is a director (whether or not as Chairman) and/or consultant, Executive is hereby permitted to serve as a member of a board of director of any entity which is not directly or indirectly competitive with the Company.

(c)    Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies or other predecessors and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After the Consulting Period, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d)    Any termination of Executive’s services or of this Agreement shall have no effect on the continuing operation of this Section 3.

(e)    Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 3. Executive agrees that, in all jurisdictions in which it is lawful and not against public policy, the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 3, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 3, raise the defense that the Company has an adequate remedy at law.

(f)    The terms and provisions of this Section 3 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 3 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 3 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction. The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of Executive’s promises under this Section 3.

4.    Mutual Release.

The benefits to be provided to Executive during the Consulting Period pursuant to this Agreement are expressly conditioned upon Executive’s execution of a release, within 21 days following the Consulting Period, in the following form, and the Company’s obligation to provide such benefits shall not become effective until 7 days after the date of execution by Executive of such release (the “Release Effective Time”):

“In consideration of the benefits to be provided to Executive pursuant to the Agreement, the sufficiency of which Executive acknowledges, Executive, on behalf of himself, his family members and his and their heirs and successors, assigns, attorneys and agents, hereby releases and forever discharges the Company and its subsidiaries, as well as the officers, attorneys, directors, employees, stockholders and agents of each, and their successors and assigns, and the employee pension benefit or welfare benefit plans of each and current and former trustees and administrators of such plans (collectively “Company Releasees”) from any and all claims, contracts, liabilities, damages, expenses and causes of action, whether in law or in equity, known or unknown, which may have existed or which may now exist from the beginning of time to the Release Effective Time against one or more of the Company Releasees (collectively “Executive Claims”), to the extent such Executive Claims relate in any way directly or indirectly, in whole or in part to: Executive’s resignation as Chairman and Chief Executive Officer of Dco and termination of services as Chairman of the Board of the Company; the fact that Executive is or was an employee, officer, director, stockholder or agent of the Company, Dco or their affiliates; any services performed by Executive for the Company or Dco; Executive’s employment or non-employment by the Company or Dco; any alleged harassment or disparagement suffered by Executive during his period of service at the Company or Dco; any status, term or condition of such service; any physical or mental harm or distress arising from such termination, employment or non-employment; any claims based upon federal, state or local laws prohibiting employment discrimination, including but not limited to claims of discrimination under the Fair Employment and Housing Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, or the Employee Retirement Income Security Act of 1974; breach of contract or any other legal basis. This release also includes release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that Executive be advised to consult with an attorney before Executive waives any claim under the ADEA. In addition, the ADEA provides Executive with at least 21 days to decide whether to waive claims under the ADEA and seven days after Executive signs this Agreement to revoke that waiver.

Executive understands that various federal, state and local laws prohibit age, sex, national origin, race and other forms of employment discrimination and that these laws are enforced through the U.S. Equal Employment Opportunity Commission, and similar state and local agencies. Executive understands that if he believed that his treatment by the Company or Dco had violated any of these laws, he could consult with these agencies and file a charge with them. Instead, Executive has voluntarily decided to accept the Company’s offer in the Agreement and to waive and release any and all claims he may have under such laws.

The Company hereby releases and forever discharges Executive, his successors and assigns (collectively “Executive Releasees”) from any and all claims, demands, costs, contracts, liabilities, objections, rights, damages, expenses, compensation and actions and causes of action of every nature, whether in law or in equity, known or unknown, or suspected or unsuspected, which may have existed or which may now exist from the beginning of time to the Release Effective Time, against Executive of any type, nature and description, or may have in the future (collectively “Company Claims”), to the extent such Company Claims relate in any way directly or indirectly, in whole or in part to, or are in any way connected with or based upon: the fact that Executive is or was an employee, officer, director, stockholder, consultant or agent of the Company or Dco; any services performed by Executive for the Company or Dco; Executive’s employment or non-employment by the Company or Dco; or any status, term or condition of such service other than any breach of Executive’s covenants under Section 3 of the Agreement.

Nothing in this release shall affect the parties’ obligations under the Agreement, or any agreement under which the options or restricted stock were granted, or release Executive from any claims arising from any fraudulent or illegal acts committed while he was an employee or director of the Company or Dco. In addition, nothing in this release shall affect Executive’s rights to indemnification as an officer, director and/or an employee of the Company or Dco pursuant to applicable law, the Company’s or Dco’s articles of incorporation and bylaws or indemnification agreement between the Company or Dco and Executive.

Each of Executive and the Company expressly waive and relinquish any and all rights that such party may have under Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5.    Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

at Executive’s current address shown on the records of the Company

If to the Company:

Symmetricom, Inc.

2300 Orchard Parkway

San Jose, CA 95131

Attention: Chief Financial Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

(e)    Executive’s or the Company’s failure to insist on strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)    Any and all disputes, claims and causes of action arising under or relating to the interpretation or application of this Agreement or concerning Executive’s service or association with the Company or termination thereof, including but not limited to whether such claims are subject to arbitration, shall be resolved by final and binding arbitration in San Jose, California through the auspices of the American Arbitration Association under the then existing National Rules for the Resolution of Employment Disputes. Any such arbitration shall be conducted in the strictest confidence, e.g., no communications are to be made to third parties or publications concerning the terms of this Agreement, the existence of the arbitration proceeding, the nature or fact of a dispute between the parties, or the evidence presented at the arbitration, unless authorized by law. A judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in any such arbitration shall be entitled to recovery of its reasonable attorneys’ fees and costs, including costs of arbitration. Nothing contained in this Section 6(f) shall limit the right of the Company to enforce by court injunctive or other equitable relief Executive’s obligations under Section 3. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In no event shall either party be liable for any special, consequential or incidental damages, including, without limitation, loss of profits or goodwill, regardless of the form of the action, as a result of the breach of this Agreement or any action taken hereunder. Executive specifically agrees to waive a jury trial right with respect to any breach of this Agreement.

(g)    This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations,

correspondence, understandings and agreements of the parties relating to the subject matter hereof; provided, however, that the stock option agreements and restricted stock grant agreements between Executive and Dco, as the same may be modified by this Agreement and the Merger Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, Executive and Dco and the Company have executed this Agreement effective as of the day and year first written above.

EXECUTIVE

/s/ ERIK VAN DER KAY

COMPANY

By:	/s/ WILLIAM SLATER

Its	CFO